NEWS RELEASE
For Release:      Immediately                                     July 20, 2005
Contact: Investors:                 Stacey A. Renner, (845) 486-5730
         News Media:                Denise D. VanBuren, (845) 471-8323

             CH Energy Group Reports Higher Second-Quarter Earnings

(Poughkeepsie, NY) Earnings per share for the second quarter of 2005 for CH Energy Group, Inc. (NYSE:CHG) were 38 cents per share, versus the 35 cents per share earned during the second quarter of 2004, an 8-percent increase. The primary drivers of the increase were a one-time, 9-cent tax benefit; higher returns on temporary investments; a reduction in expenses; and a modest improvement in operating performance from the Company's oil distribution subsidiaries. The quarter's earnings were negatively impacted by the expiration of regulatory items that had previously contributed 12 cents. Year-to-date, the Company reports earnings of $1.67, a decrease of 14 cents as compared to the first half of 2004.

         "We're pleased with our second-quarter results, especially since our year-to-date earnings reflect the expiration of several significant regulatory items, including the incentive associated with the sale of our generating plants that had increased earnings during prior periods but expired in December 2004," said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer.

         "In fact, our quarterly results were actually somewhat dampened by the impact of a hedging contract designed to lessen the effect that variable weather can have upon our revenues. Though it had a 5-cent negative impact in the second quarter of this year, we expect that higher revenues related to warm June weather will offset this impact in the third quarter."

         Lant said that the Company believes it will still achieve its full-year earnings projections. Results in both Central Hudson and parent CH Energy Group are projected to be strong enough to maintain consolidated earnings within the target range, even though the Company is adjusting its guidance for the fuel-oil segment to 10-15 cents per share from 20-25 cents per share.

Regulated Electric and Gas Business

         Central Hudson Gas & Electric Corporation's contribution to second quarter earnings was 34 cents per share, a decrease of 9 cents from the 43 cents posted during the same period of 2004. The decline resulted from the expiration of a 9-cent incentive associated with the sale of the utility's generating plants and 3 cents of previously deferred revenues. Electric and natural gas revenues increased by $13.3 million (10.7 percent) between the second quarters of 2004 and 2005, due largely to an increase in the amount Central Hudson collected to recover the cost of energy purchased on behalf of its customers.

         Lant indicated that the utility is considering the possibility of filing in the weeks ahead with the New York State Public Service Commission for an increase in its delivery rates. "It has been 13 years since our rates were last increased. During that period, the Consumer Price Index has risen nearly 40 percent and the costs we pay for virtually everything have increased dramatically.

         "In addition, several significant changes have impacted our regulated business, including increased customer demand for system reliability, pension plan obligations, employee benefit costs, property taxes, and mandated safety and environmental programs. For these and many other reasons, Central Hudson is considering the possibility of requesting a rate increase."

Unregulated Fuel Distribution Businesses

         The fuel oil distribution businesses of Central Hudson Enterprises Corporation (CHEC) had a loss - which is typical for the second quarter - of 10 cents per share for the period, 1 cent better than the 11-cents-per-share loss posted in the second quarter of 2004. The improvement in earnings resulted largely from an increase in service profitability and a reduction in operating expenses.

Unregulated - Other Businesses

         Holding Company CH Energy Group, Inc. and CHEC partnership investments contributed 14 cents per share to earnings during the second quarter, which was 11 cents above the same period of 2004. A 9-cent favorable New York State income tax benefit and increased earnings on temporary investments were partially offset by a decrease in earnings from CHEC partnership investments during the quarter.

2005 Earnings Projections

         Lant reiterated the Company's earlier projection that 2005 consolidated annual earnings would total between $2.55 and $2.75 per share, composed of the following segments: Central Hudson, unchanged at $2.15 - $2.25; fuel oil distribution businesses, 10-15 cents, reduced from 20-25 cents due to lower residential sales volumes during the heating season attributable to customer conservation and attrition, as well as lower commercial sales volumes due to fuel switching in reaction to higher prices in the oil industry; and unregulated, other businesses (including Holding Company CH Energy Group, Inc.), 30-35 cents, increased from 20-25 cents due to a 9-cent New York State income tax benefit for which notice was received in June 2005.

About CH Energy Group

         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as an interest in a Lexington, Neb., ethanol plant.

                                      # # #

Conference Call: Mr. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today, July 20, 2005. Dial-in: 1-800-553-5260; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 9:15 p.m. (ET) on July 20, 2005, until 11:59 p.m. (ET) on July 27, 2005, by dialing 1-800-475-6701 and entering access code # 788004. In addition, consolidated financial statements are available on the Company's Web site at www.CHEnergyGroup.com.

Forward-Looking Statements

         Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended June 30                             2005                 2004

Operating Revenues                            $188,613,000          $165,354,000

Net Income                                    $  5,959,000          $  5,496,000

Earnings Per Share - Basic                       $  .38                $  .35
Earnings Per Share - Diluted                     $  .37                $  .34

Average Shares Outstanding - Basic              15,762,000            15,762,000
Average Shares Outstanding - Diluted            15,769,000            15,771,000



12 Months Ended June 30                            2005                 2004

Operating Revenues                            $837,865,000          $786,702,000

Net Income                                    $ 40,237,000          $ 44,651,000

Earnings Per Share - Basic                       $ 2.55              $ 2.83
Earnings Per Share - Diluted                     $ 2.55              $ 2.83

Average Shares Outstanding - Basic              15,762,000            15,763,000
Average Shares Outstanding - Diluted            15,770,000            15,771,000
                                                                      page  -1-
                                    APPENDIX
Highlights Relative to Prior Year

                                                                    2005 More
3 Months Ended June 30:                  2005 1      2004 1     (Less) than 2004

Operating Revenues                  $188,613,000  $165,354,000       $23,259,000

Income Available for
    Common Stock                    $  5,959,000  $  5,496,000       $   463,000

Earnings Per Share
     of Common Stock (Basic)             $.38          $.35             $.03

Average Shares Outstanding (Basic)    15,762,000    15,762,000
     1 Unaudited

Consolidated basic earnings per share of CH Energy Group Inc. (CHEG), increased $.03 per share due to the following:

         Unregulated - Other :  + $.11

o Up $.11 due largely to the recording of favorable New York State income tax benefits of $.09 related to the completion of the Energy Group tax audit. The increase also reflects an increase in investment income from short-term investments held by CH Energy Group, Inc. (CHEG), the holding company, partially offset by a decrease in income from CHEC's partnership and other investment interests. The increase in investment income reflects higher returns due to higher interest rates.

         Unregulated - Fuel Oil Distribution:  + $.01

o Up $.01 due to an increase in net revenues (net of fuel and other related expenses) from Central Hudson Enterprises Corp.'s (CHEC) fuel oil distribution subsidiaries. The increase is due to an increase in service profitability and a reduction in operating expenses.

         Regulated Electric and Natural Gas - Central Hudson Gas & Electric
           Corp. (CHG&E):  - $.09

o Down $.09 due to the completion of the amortization of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets. This gain was recorded as deferred income beginning July 1, 2001, and its amortization to other income was completed in December 2004.

o Down $.04 due to a decrease in electric net operating revenues, net of the cost of purchased electricity, fuel and revenue taxes. The reduction in electric net revenues is due to the recording of an estimated amount payable for June, the first month of a summer weather-hedging contract that runs through August. The estimate was based on the significant increase in actual cooling degree-days resulting from the hotter weather. The ($.05) per share impact of the weather-hedging contract was partially offset by an increase in revenues from electric delivery sales, primarily to residential customers. However, the impact of electricity actually delivered to customers in the month of June is not fully reflected due to the timing of certain customer billing cycles. Total own territory delivery sales increased 1% with the increase attributable to increased usage by existing residential and industrial customers and also customer growth for residential sales. The earnings impact of weather on electric net revenues, based on billed sales, was $.01 per share.

o Down $.04 due to an increase in property taxes and depreciation and amortization of utility plant assets.

o Down $.03 due to the absence of the amortization of previously deferred electric revenues that ended June 30, 2004, pursuant to the current regulatory agreement.

o        Down $.03 from an increase in storm restoration costs.

o Up $.05 due to a reduction in operating expenses reflecting a reduction in expense related to uncollectible accounts, workers compensation and injuries and damages.

                                                                        page -2-

         Regulated Electric and Natural Gas - Central Hudson Gas & Electric
              Corp.  (Continued)

o Up $.04 from electric and gas regulatory mechanisms. The increase was due to lower shared earnings for electric and gas operations. Both electric and gas shared earnings decreased largely due to lower ratemaking operating income and a change in the sharing arrangements effective July 1, 2004.

o Up $.02 due to an increase in natural gas net operating revenues from delivery sales, net of the cost of natural gas and revenue taxes. Delivery sales to firm gas customers increased 3% overall while weather normalized sales were relatively flat. Sales to residential and commercial customers, largely space heating sales, each increased 4% due to increased usage and customer growth. Sales to existing industrial customers decreased 9%. Gas billing heating degree-days, which were at a normal level for the second quarter of 2005, were 14% higher than the prior year. The earnings impact of weather on gas net revenues was $.02 per share.

o Up $.03 due to the net effect of various other items including a reduction in income taxes and a reduction in regulatory carrying charges due to customers. These reductions were partially offset by an increase in interest charges resulting from the issuance of long-term debt in November of 2004. The reduction in carrying charges primarily reflects the substantial use of the principal balance of the Customer Benefit Fund by December 31, 2004, for customer refunds and other authorized programs.

                                                                        page -3-

Second Quarter Results of Operations

Regulated Electric and Natural Gas - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within CHG&E's service territory increased 1% in the second quarter of 2005 as compared to the same quarter in 2004. Sales to residential and industrial customers each increased 2%, while sales to commercial customers remained relatively flat. Sales to residential customers increased due to customer growth and increased usage. Customer growth also served to offset a reduction in usage by commercial customers. Billing cooling degree-days decreased 27% over the prior year but were 10% higher than normal.

Utility deliveries of natural gas to firm CHG&E customers increased 3% in 2005 as compared to last year. Sales to residential and commercial customers each increased 4% due to increased usage and customer growth. Industrial sales, which were 4% and 5% of total firm sales in the quarters ended June 2005 and 2004, respectively, decreased 9%, while interruptible sales increased 2%. Billing heating degree-days, although at normal levels for 2005, were 14% higher than last year.

Utility electric and gas operating revenues increased $13.3 million (10.7%) from $123.5 million in 2004 to $136.8 million in 2005. Electric revenues increased $8.2 million (8.4%) and gas revenues increased by $5.1 million (19.4%) largely due to an increase in amounts collected through CHG&E's cost adjustment mechanisms to recover its cost of purchased electricity and natural gas. Electric and gas revenues also reflect increases due to an increase in delivery sales. The increase in electric revenues was partially offset by a reduction in revenues related to weather hedging contracts.

Total utility operating expenses, including income taxes, increased $13.0 million (11.2%) from $116.0 million in 2004 to $129.0 million in 2005. The increase in operating expenses results from an increase in purchased electricity and natural gas expense, which increased $9.0 million and $4.7 million, respectively. Both reflect an increase in wholesale costs; an increase in volumes purchased due to an increase in sales to full service customers; and a change in amounts recorded related to the recovery of these costs through CHG&E's cost adjustment mechanisms for purchased electricity and natural gas costs. Other operating expenses, including income taxes, decreased $.7 million due to a decrease in income taxes of $1.8 million, which resulted largely from a reduction in taxable income. Partially offsetting the decrease in income taxes was an increase in depreciation and amortization of utility plant and taxes other than income taxes.

Other Income decreased $2.9 million (65.9%) due to the completion of the amortization in December 2004 of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets and a reduction in carrying charges due from customers related to pension costs. In its June 2004 Rate Order adopting the terms of CHG&E's Joint Proposal for Rate Plan Modification, the PSC authorized the use of the Customer Benefit Fund to offset pension under-collection balances, which reduced the balance upon which carrying charges for pension costs are determined. This reduction in carrying charges was offset by a reduction in carrying charges related to the Customer Benefit Fund as discussed below.

Interest Charges decreased $1.2 million (24.7%) due primarily to a reduction of regulatory carrying charges resulting from the substantial use, by December 31, 2004, of the principal balance of the Customer Benefit Fund for customer refunds and other authorized programs. In accordance with CHG&E's current settlement agreement, carrying charges were accrued on the unused balance for the future benefit of customers. This reduction in carrying charges was partially offset by an increase in interest charges on long-term debt due to the issuance of medium-term notes in November of 2004.

                                                                       page  -4-


Unregulated - Fuel Oil Distribution

Revenues for CHEC's fuel oil distribution operations increased $ 10.0 million (24.2%) from $ 41.6 million for the quarter ended June 30, 2004 to $51.6 million for the quarter ended June 30, 2005. The increase in revenues primarily reflects an increase in the average selling price of petroleum in 2005 in comparison to 2004 due to an increase in wholesale costs. The increase is partially offset by a reduction in residential petroleum volumes due to customer attrition and price-induced customer conservation, and fuel switching by commercial customers.

Operating expenses, including income taxes, increased $9.8 million (23.1%) from $42.7 million in 2004 to $52.5 million in 2005 due to an increase in purchased petroleum expense. The cost of petroleum increased $9.9 million due primarily to an increase in the wholesale cost of petroleum in 2005 as compared to 2004. This increase was partially offset by a reduction in other expenses of operation due to a decrease in distribution costs related to lower volumes sold.

Unregulated -Other

Other Income and income taxes, for CHEG, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations increased $1.6 million. The increase is primarily due to the recording of favorable New York State income tax benefits related to the completion of a tax audit. The increase also reflects an increase in investment income from short-term investments held by CHEG due to higher interest rates, which was partially offset by a decrease in income from CHEC's partnership and other investment interests.

CH Energy Group, Inc.
12 Months Ended June 30, 2005 Relative to the Prior Year

Consolidated basic earnings per share for the 12 months ended June 30, 2005, were $2.55 as compared to earnings of $2.83 for the 12 months ended June 30, 2004. The change in earnings of $.28 per share reflects the following:
- The completion of the amortization of CHG&E's share of the gain from the 2001 sale of its interests in its major generating assets.
- A reduction in earnings related to CHG&E's electric and gas utility regulatory mechanisms due primarily to the absence of the amortization of electric and gas delivery revenues that ended June 30, 2004.
- An increase in property taxes and depreciation and amortization of utility plant assets.
- An increase in CHG&E interest charges due to the issuance of long-term debt in September 2003 and February and November of 2004.
- A decrease in earnings from CHEC's fuel oil distribution subsidiaries due primarily to reduced volumes related to customer attrition, price-induced customer conservation, fuel switching and also milder weather.

The decrease in earnings was partially offset by an increase in CHEG's investment income due to higher interest rates; the recording of favorable New York State income tax benefits related to the completion of a tax audit; a reduction in utility regulatory carrying charges due to customers related to the substantial use of the Customer Benefit Fund; an increase in natural gas net revenues due to an increase in sales; and a reduction in utility income taxes due to lower taxable income.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At June 30, 2005 CHEG had $114 million in cash and cash equivalents and its current obligations included $13 million of short-term debt outstanding.

                                       ###

Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                                                     CH ENERGY GROUP, INC.
                                              CONSOLIDATED STATEMENT OF INCOME


                                                              (Unaudited)                  (Unaudited)
                                                             3 Months Ended              12 Months Ended
                                                                June 30,                    June 30,
                                                       ---------------------------   ------------------------

                                                           2005           2004          2005          2004
                                                       -------------   -----------   ----------   -----------
                                                          (Thousands of Dollars)      (Thousands of Dollars)
Operating Revenues
  Electric                                                 $105,663       $97,441     $446,185      $444,892
  Natural Gas                                                31,142        26,091      135,007       122,903
  Competitive Business Subsidiaries                          51,808        41,822      256,673       218,907
                                                       -------------   -----------   ----------   -----------
    Total Operating Revenues                               $188,613      $165,354     $837,865      $786,702
                                                       -------------   -----------   ----------   -----------
Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                         124,925       101,339      545,415       483,306
    Other Expenses of Operation - Regulated Activities       24,129        24,507       99,847       103,617
    Other Expenses of Operation - Comp. Bus. Subsidiaries    12,184        12,453       52,913        55,041
  Depreciation and Amortization                               9,102         8,613       35,615        34,229
  Taxes, Other Than Income Tax                                8,820         7,702       32,882        32,050
                                                       -------------   -----------   ----------   -----------
    Total Operating Expenses                                179,160       154,614      766,672       708,243
                                                       -------------   -----------   ----------   -----------
Operating Income                                             $9,453       $10,740      $71,193       $78,459
                                                       -------------   -----------   ----------   -----------
Other Income
  Allowance for Equity Funds Used During Construction            24            74           45           356
  Interest and Investment Income                              2,225         2,913        8,647        10,601
  Other - Net                                                  (274)        1,473        3,057         9,170
                                                       -------------   -----------   ----------   -----------
    Total Other Income                                        1,975         4,460       11,749        20,127
                                                       -------------   -----------   ----------   -----------
Interest Charges
  Interest on Debt                                            3,520         2,909       12,514        11,255
  Other Interest                                                325         2,139        3,709         9,912
  Allowance for Borrowed Funds Used During Construction        (119)          (49)        (280)         (189)
                                                       -------------   -----------   ----------   -----------
    Total Interest Charges                                    3,726         4,999       15,943        20,978
                                                       -------------   -----------   ----------   -----------
Income Before Income Taxes and
  Preferred Dividends of Subsidiary                          $7,702       $10,201      $66,999       $77,608

  Income Taxes                                                1,501         4,463       25,792        31,987
                                                       -------------   -----------   ----------   -----------
Income Before Preferred Dividends of Subsidiary              $6,201        $5,738      $41,207       $45,621

  Cumulative Preferred Stock Dividends of Subsidiary            242           242          970           970
                                                       -------------   -----------   ----------   -----------
Net Income                                                   $5,959        $5,496      $40,237       $44,651

Dividends Declared on Common Stock                            8,511         8,511       34,046        34,046
                                                       -------------   -----------   ----------   -----------
Amount Retained in the Business                             ($2,552)      ($3,015)      $6,191       $10,605
                                                       =============   ===========   ==========   ===========


Avg. Shares of Common Stock Outstanding - (Basic) (000s)     15,762        15,762       15,762        15,763
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)   15,769        15,771       15,770        15,771

Earnings Per Share - (Basic)                                  $0.38         $0.35        $2.55         $2.83
Earnings Per Share - (Diluted)                                $0.37         $0.34        $2.55         $2.83

Dividends Declared Per Share                                  $0.54         $0.54        $2.16         $2.16

                          CH ENERGY GROUP, INC.
                      CONSOLIDATED BALANCE SHEET


                                                 June 30,          December 31,
                                                   2005 1             2004 2
                                               --------------------------------
                      ASSETS                          (Thousands of Dollars)
UTILITY PLANT
  Utility Plant                                   $1,034,525         $1,021,912
    Less Accumulated Depreciation                    325,583            315,691
                                               -------------      -------------

                                                     708,942            706,221
  Construction Work in Progress                       51,704             38,846
                                               -------------      -------------

  Net Utility Plant                                  760,646            745,067
                                               -------------      -------------

OTHER PROPERTY AND PLANT & EQUIPMENT                  22,207             23,139
                                               -------------      -------------


CURRENT ASSETS
  Cash and Cash Equivalents                          113,969            119,117
  Accounts Receivable from Customers                  69,801             65,239
  Materials & Supplies                                19,518             21,459
  Fair Value of Derivative Instruments                 1,034                  -
  Regulatory Assets                                   15,351             17,454
  Special Deposits and Prepayments                    14,619             20,767
  Accumulated Deferred Income Tax                     13,025              9,454
  Other                                               10,148             13,678
                                               -------------      -------------

                                                     257,465            267,168
                                               -------------      -------------

DEFERRED CHARGES AND OTHER ASSETS                    274,554            252,433
                                               -------------      -------------


      TOTAL                                       $1,314,872         $1,287,807
                                               =============      =============


    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                                  $502,991           $493,465
  Cumulative Preferred Stock:
    Not subject to mandatory redemption               21,027             21,030
  Long-term Debt                                     319,884            319,883
                                               -------------      -------------

                                                     843,902            834,378
                                               -------------      -------------

                      CURRENT LIABILITIES
  Notes Payable                                       13,000             12,000
  Accounts Payable                                    36,168             43,418
  Accrued Interest                                     5,096              4,629
  Dividends Payable                                    8,754              8,754
  Accrued Taxes Payable                                3,512                  -
  Regulatory Liabilities                               3,041                  -
  Fair Value of Derivative Instruments                     -                906
  Other                                               29,020             31,795
                                               -------------      -------------

                                                      98,591            101,502
                                               -------------      -------------

DEFERRED CREDITS AND OTHER LIABILITIES               244,205            231,152
                                               -------------      -------------

ACCUMULATED DEFERRED INCOME TAX  (NET)               128,174            120,775
                                               -------------      -------------

      TOTAL                                       $1,314,872         $1,287,807
                                               =============      =============


 1 Unaudited.

 2 Subject to explanations contained in the Annual Report of the Company for 2004.

 3 Shares outstanding at June 30, 2005 = 15,762,000.
   Shares outstanding at December 31, 2004 = 15,762,000.

                                                    Selected Financial Information


                                                  3 Months Ended June 30,                12 Months Ended June30,
                                           -------------------------------------     ------------------------------------
                                              2005         2004      % Variation        2005         2004      % Variation
                                           -----------  -----------  -----------     ----------   -----------   ----------
CENTRAL HUDSON GAS & ELECTRIC CORP.

    Sales of Electricity (Mwh):  *
         Residential                          438,318      431,177          2        2,028,864      2,008,806           1
         Commercial                           470,359      470,869          -        1,981,849      1,957,838           1
         Industrial                           384,064      375,146          2        1,491,895      1,460,005           2
         Other                                  7,624        7,718         (1)          37,140         37,279           -
                                           -----------  -----------   --------     -----------   ------------    --------

              Total Own Territory           1,300,365    1,284,910          1        5,539,748      5,463,928           1
                                           ===========  ===========   ========     ===========   ============    ========


    Sales of Gas (Mcf.):  *
         Residential                        1,002,286      967,870          4       5,290,778      5,301,330            -
         Commercial                         1,188,721    1,138,029          4       6,383,582      6,258,495            2
         Industrial                            96,312      105,970         (9)        562,576        575,956           (2)
         Other                                  2,777        3,762        (26)         25,346         24,339            4
                                           -----------  -----------   --------     -----------   ------------    --------

    Total Firm Sales                        2,290,096    2,215,631          3      12,262,282     12,160,120            1

         Interruptible Sales                  770,864      754,242          2       3,671,862      3,483,689            5
                                           -----------  -----------   --------     -----------   ------------    --------

    Total Own Territory                     3,060,960    2,969,873          3      15,934,144     15,643,809            2
                                           ===========  ===========   ========     ===========   ============    ========


          *  Includes volumes related to Electric
                or Gas Energy Delivery Services.

    Electric Cooling Degree Days:
         Billing Cycle                            64           88        (27)            649            705            (8)
         Normal Billing Cycle                     58           58          -             664            664             -
         Actual in Period                        240          199         21             838            741            13

    Electric Heating Degree Days:
         Billing Cycle                         1,609        1,352         19           6,121          6,052             1
         Normal Biling Cycle                   1,596        1,596          -           6,320          6,320             -
         Actual in Period                        701          590         19           6,130          7,013           (13)

    Gas Heating Degree Days:
         Billing Cycle                         1,755        1,537         14           6,057          6,047             -
         Normal Biling Cycle                   1,758        1,758                   -  6,210          6,210             -
         Actual in Period                        682          587         16           6,090          5,980             2

    Electric Output For Own Territory  (Mwh.):
         Generated                            19,477       41,400        (53)        149,805        182,019           (18)
         Purchased                         1,425,426    1,299,934         10       5,636,623      5,569,900             1
                                         -----------  -----------   --------     -----------   ------------      --------

    Total                                  1,444,903    1,341,334          8       5,786,428      5,751,919             1
                                         ===========  ===========   ========     ===========   ============      ========

    Gas Send-out  Firm Customers  (Mcf.)   1,140,733    1,152,599         (1)      9,832,622      9,954,645            (1)
                                         ===========  ===========   ========     ===========   ============      ========


CH ENERGY GROUP, INC.

    Earnings Per Share - (Basic)              $0.38        $0.35          9           $2.55           $2.83           (10)
    Dividends Declared Per Share              $0.54        $0.54          -           $2.16           $2.16             -




                                                                                June 30,        Dec. 31,
                                                                                  2005            2004        % Variation
                                                                              -----------     ------------     ----------

              Book Value Per Share                                               $31.91           $31.31          2

              Retained Earnings (000s)                                         $197,047         $187,772          5

              Common Equity Ratio (%)                                             58.7%            58.3%          1


                              C H ENERGY GROUP, INC

                           Selected Financial Indices

              12 Months Ended June 30, 2005 vs. Calendar Year 2004





                                                 12 Months            Calendar
                                                   Ended                Year
                                               June 30, 2005            2004
                                            --------------------   -------------


Earnings Per Share - (Basic)                        $2.55               $2.69


Earned Return on Common Equity (Per Books)          8.03%               8.52%


Pretax Coverage of Total Interest Charges,
          excluding AFDC                           4.43 x              4.34 x


Dividends Declared                                  $2.16               $2.16


Pay-out Ratio                                       84.7%               80.3%


Percent of Cash Construction Expenditures
     Financed from Internal Funds                  100.0%              100.0%


Common Equity Ratio                                 58.7%               58.3%


Retained Earnings  ($000)                        $197,047            $187,772


Book Value Per Share  (End of Period)              $31.91              $31.31

      CH Energy Group Segement Information - 12 Months Ended June 30, 2005

                                              Regulated                    Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)              Electric       Gas         Distribution       Other      Elim(s).             Total
      -------------------            ------------------------    ---------------------------   ---------     --------------
      Revenues from
        external customers              $446,185    $135,007         $255,720          $953        -              $837,865
      Intersegment revenues                   12         268          -                  -         ($280)              -
                                     ------------------------    ---------------------------   ----------    --------------
               Total Revenues           $446,197    $135,275         $255,720          $953        ($280)         $837,865

      Earnings before income taxes       $44,239     $15,599           $2,807        $3,385        -               $66,030

      Net Income                         $25,846      $8,910           $1,687        $3,794        -               $40,237

      Earnings per share (basic)           $1.64       $0.56            $0.11         $0.24 (1)    -                 $2.55

      Segment Assets @ 6/30/05          $787,767    $267,565         $136,065      $124,705    ($1,230)         $1,314,872

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.02 per share,  with the balance of $0.22 per share resulting primarily from investment and business development activities and the recording of New York State income tax benefits related to the completion of the Energy Group tax audit.

      CH Energy Group Segment Information - 12 Months Ended June 30, 2004

                                            Regulated                     Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)              Electric       Gas         Distribution       Other        Elim(s).            Total
                                     ------------------------    ---------------------------   -----------   --------------
      Revenues from
        external customers              $444,892    $122,903         $217,756        $1,151        -              $786,702
      Intersegment revenues                    9         305          -             -              ($314)          -
                                     ------------------------    ---------------------------   ----------    --------------

               Total Revenues           $444,901    $123,208         $217,756        $1,151        ($314)         $786,702

      Earnings before income taxes       $50,035     $17,753           $5,182        $3,668        -               $76,638

      Net Income                         $29,562      $9,443           $3,146        $2,500        -               $44,651

      Earnings per share (basic)           $1.88       $0.59            $0.20         $0.16 (1)    -                 $2.83

      Segment Assets @ 6/30/04          $768,766    $227,562         $133,135      $131,087    ($1,256)         $1,259,294

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.04 per share,  with the balance of $.12 per share resulting primarily from investment and business development activities.

      CH Energy Group Segment Information  - Quarter Ended June 30, 2005

                                            Regulated                     Unregulated
                                   -----------------------   --------------------------
          ($000s Except                          Natural       Fuel Oil
      Earnings Per Share)            Electric       Gas       Distribution       Other      Elim(s).            Total
      -------------------          -----------------------   --------------------------   ----------   ---------------

      Revenues from
        external customers            $105,663    $31,142         $51,598         $210        -               $188,613
      Intersegment revenues                  3         34         -            -               ($37)          -
                                   -----------------------   --------------------------   ----------    ---------------
               Total Revenues         $105,666    $31,176         $51,598         $210         ($37)          $188,613

      Earnings before income taxes      $6,931     $1,950         ($2,486)      $1,065        -                 $7,460

      Net Income                        $4,279     $1,016         ($1,492)      $2,156        -                 $5,959
      Earnings per share (basic)         $0.27      $0.06          ($0.09)       $0.14 (1)    -                  $0.38

      Segment Assets @ 6/30/05        $787,767   $267,565        $136,065     $124,705    ($1,230)          $1,314,872

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share,  with the balance of $0.13 per share resulting primarily from the recording of New York State income tax benefits related to the completion of the Energy Group tax audit and investment and business development activities.

      CH Energy Group Segment Information  - Quarter Ended June 30, 2004

                                            Regulated                  Unregulated
                                   -----------------------   --------------------------
          ($000s Except                          Natural       Fuel Oil
      Earnings Per Share)            Electric       Gas       Distribution       Other      Elim(s).            Total
      -------------------          -----------------------   --------------------------   ----------    ---------------

      Revenues from
        external customers             $97,441    $26,091         $41,555         $267        -               $165,354
      Intersegment revenues                  3         42         -            -               ($45)          -
                                   -----------------------   --------------------------   ----------    ---------------
               Total Revenues          $97,444    $26,133         $41,555         $267         ($45)          $165,354

      Earnings before income taxes      $9,948     $2,179         ($2,754)        $586        -                 $9,959

      Net Income                        $5,721       $999         ($1,653)        $429        -                 $5,496

      Earnings per share (basic)         $0.36      $0.06          ($0.10)       $0.03 (1)    -                  $0.35

      Segment Assets @ 6/30/04        $768,766   $227,562        $133,135     $131,087    ($1,256)          $1,259,294

   (1)The amount of Unregulated EPS attributable to CHEC's other business activities was $0.02 per share,  with the balance of $0.01 per share resulting primarily from investment and business development activities.